                                                                    Exhibit 99.a


                 [LETTERHEAD OF FINANCIAL NEWS APPEARS HERE]



                ONEOK TO SELL INTEREST IN NEW MEXICO GAS PLANT
                ----------------------------------------------


     Tulsa, Oklahoma - ONEOK, Inc. (NYSE:OKE), announced today that it has entered into an agreement to sell its 42.3 percent interest in the Indian Basin Gas Processing Plant and gathering system for $55 million to El Paso Field Services Company, a business unit of El Paso Energy Corporation (NYSE:EPG). The transaction is expected to close by the end of March 2000.

     David Kyle, ONEOK's president and chief operating officer, said, "We continue to focus on our strengths as we pursue our strategy of enhancing value from wellhead to burner tip in the mid-continent area. As we have in the past, we will exit those areas that no longer represent strategic value while continuing to review and acquire assets which strengthen and complement our growing asset base."

     The Indian Basin Plant, operated by Marathon Oil, is located in Eddy County, New Mexico and has a gas processing capacity of 240 million cubic feet per day producing over 10,000 barrels of natural gas liquids per day. ONEOK acquired its majority interest in the plant when it acquired the natural gas properties of Western Resources in 1998.

     ONEOK, Inc., is an integrated natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.


                                      ###

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ may be found in the company's Securities and Exchange Commission filings. The ONEOK web site is at www.oneok.com. Service area maps and logos are
                         --------------
available under Media Kit.